Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-96733) pertaining to the Convergys Corporation Retirement and Savings Plan of our report dated June 27, 2013, with respect to the financial statements of the Convergys Corporation Retirement and Savings Plan as of and for the year ended December 31, 2012, included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Cincinnati, Ohio
June 20, 2014